Exhibit 16.1

DAVIS ACCOUNTING GROUP P.C.
A Certified Public Accounting Firm
1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
(435) 865-2808  •  FAX (435) 865-2821

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549

Gentlemen:

Davis Accounting Group P.C. is the former independent registered accountant of TechMedia Advertising, Inc. (the “Company”).  We have read the Company’s Current Report on Form 8-K dated July 8, 2010, and are in agreement with the contents of Item 4.01, paragraphs one through five.  For the remainder of the Current Report on Form 8-K, we have no basis to agree or disagree with other statements of the Company contained therein.

Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah,
July 8, 2010.